Exhibit 10.1

Universal Health Services, Inc. Non-Employee Directors’ Fees

(Effective September 28, 2005)

Annual Retainer Non-Employee Directors	$40,000

Committee Chair Retainer
Audit	$10,000
Compensation	$5,000
Nominating and Governance	$5,000

Committee Member Retainer
Audit (excluding chair)	$2,500

Committee Meeting Fees (Meetings in excess of 30 minutes)	$1,000

All fees will be paid in cash.